UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Marsh Supermarkets, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

This filing consists of a letter being distributed by Marsh Supermarkets, Inc. to participants in the Marsh Supermarkets, Inc. 401(k) Plan and the Marsh Equity Ownership Plan.
September 1, 2006

To:	Participants in the Marsh Supermarkets, Inc. 401(k) Plan
Participants in the Marsh Equity Ownership Plan
I am writing to remind you of the importance of voting on the proposal to approve the Agreement and Plan of Merger providing for the acquisition of Marsh Supermarkets, Inc. by MSH Supermarkets Holding Corp., an affiliate of Sun Capital Partners IV, LP, an investment fund.
This proposal requires the approval of a majority of the total outstanding shares of both the Company’s Class A common stock and Class B common stock. The Board of Directors requests your support for this proposal. EVERY VOTE COUNTS — SO PLEASE VOTE FOR THE APPROVAL AS OUR BOARD HAS RECOMMENDED.
Please vote now by telephone or the internet by following the instructions on the enclosed Voting Instruction Card. Alternatively, complete, sign and date the enclosed Voting Instruction Card and return it in the enclosed postage prepaid envelope by Wednesday, September 20th, 2006.
Should you have any questions or require assistance in voting, please call MacKenzie Partners, Inc. at 1-800-322-2885.
Also, a voluntary informational meeting will be held on September 6th and 7th at 4:00 P.M. in the Auditorium at Crosspoint located at 9800 Crosspoint Boulevard, Indianapolis, Indiana. This meeting is simply to answer any of your questions. You may vote at this meeting also. Thank you.
Sincerely,
/s/ William L. Marsh
William L. Marsh
Interim President and
Chief Operating Officer